March 31, 2000

Southern Security Bank Corporation
Attention: Mr. Harold L. Connell, President and CEO
P.O. Box 6699
Hollywood, Florida  33081-6699

Dear Mr. Connell:

Please be advised that effective April 1, 2000, I voluntarily waive certain elements expressed in my Executive Employment Agreement of June 11, 1992, and all amendments thereto as cited below. I further understand that based upon the profitability of the Bank and upon approval of the Board of Directors some additional benefits will be considered in the future. Those items as outlined in previous documents as numbered below are waived or modified as follows:

1. Paragraph 4 (b) "Additional Compensation". In addition subparagraph (a) shall establish an incentive bonus program which Executive shall participate in.

2. Future grants under Paragraph 5 "Stock Options" under which subparagraphs (a) removes provisions of previous options granted (b) which provides for loans to exercise options, and (d) removes any obligation to the company to reimburse for taxes assessed on future stock options. Subparagraph (c) which allows the executive ten (10) years from date of termination to exercise stock options previously granted. It is understood that the exercise term of all options previously granted shall remain in effect.

3. Paragraph 6,"Executive Benefits" except the subparagraphs (a), (f), and (h). Paragraph 6(b) shall read as follows: "Executive shall participate in the disability plan provided to all executives of the company". Paragraph 6(c) shall be modified to providing the Executive with a Term Life Insurance Policy of $1 million.

4. Refers to Paragraph 5(b) Stock Options and those provisions to provide a loan to exercise future stock options. This provision is removed in #2 above.

5. This provision refers to paragraph 5(d) which is removed under #2 above.

6. This provision refers to Paragraph 6(b) "Executive Benefits" which is addressed in #3 above under which the Executive shall participate in the normal disability group plan offered to all executive officers. Reference to any separate disability insurance is waived.

7. This provision refers to paragraph 6 "Executive Benefits" subparagraph (c) Term Life 7. Continued:

     Insurance which is modified under #3 above where by the company agrees to provide a $1 million Term Life Insurance Policy to the Executive and the Executive has the right to name the beneficiary of his choice.

8. This provision refers to paragraph 6 "Executive Benefits" subparagraph (f) referring to the automobile allowance which shall remain in effect.

9. This provision refers to paragraph 6 "Executive Benefits" subparagraph (a) which refers to provision of comprehensive medical and dental insurance for the Executive and his family. This provision remains in effect.

In addition under the heading "Termination Payment" it is understood that the lump sum shall be modified from 200% to 100% or one years salary plus benefits.

If you have any questions on the above, please advise.

Sincerely yours,

Philip C. Modder
Executive

ACCEPTED BY:


-------------------------------------/--------------------
Harold L. Connell, President and CEO        Date

PCM/sp